EXHIBIT 23.1



                    [KPMG Peat Marwick Letterhead LLP]


                    CONSENT OF INDEPENDENT ACCOUNTANTS


Board of Directors
CVS Corporation

               We hereby consent to the use of our audit reports dated February 9, 1998 on the consolidated financial statements of CVS Corporation and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period then ended, such reports appearing and incorporated by reference in the Annual Report on Form 10-K of CVS Corporation for the year ended December 31, 1997, incorporated by reference in this Registration Statement on Form S-3MEF.

               We consent to the reference to our firm under the headings "Selected Historical Consolidated Financial and Operating Data" and "Experts" in this Registration Statement on Form S-3MEF.


/s/   KPMG PEAT MARWICK LLP
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KPMG PEAT MARWICK LLP

Providence, Rhode Island
May 20, 1998